For Immediate Release

INSPIRE AND FAES FARMA ANNOUNCE LICENSING AGREEMENT FOR NEW ORAL ANTIHISTAMINE TO TARGET ALLERGY MARKET IN UNITED STATES AND CANADA

- Inspire Expands Allergy Product Portfolio with Phase 3 Compound -
- Inspire Will Host Conference Call on November 1 at 10:00 am ET -

DURHAM, NC -- November 1, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) and FAES Farma, S.A. (IBEX: FAE) announced today the signing of a licensing agreement for the U.S. and Canadian development and commercialization of bilastine, a Phase 3 oral antihistamine compound for the treatment or prevention of allergic rhinitis, a condition affecting approximately 40 million people in the United States.

Under the terms of the agreement, Inspire has acquired exclusive rights to further develop and commercialize oral formulations of bilastine in the United States and Canada, as well as the exclusive right to develop and commercialize the ocular formulation in various markets worldwide. The agreement provides that Inspire will pay FAES an upfront license fee of $7 million and up to an additional $82 million of payments, contingent upon achievement of various development, regulatory and sales milestones. Inspire will also pay a royalty of 14-16% on net sales of the oral formulations of bilastine in the United States and Canada, if approved by regulatory authorities.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, commented, "Our collaboration with FAES represents an ideal strategic opportunity for Inspire. Bilastine expands our allergy franchise and will leverage our clinical development expertise and historical success of our commercial team. We have the opportunity to develop and commercialize multiple formulations of the compound for oral and ocular uses. We expect that bilastine can generate significant near-term revenues and bridge to the commercialization of other compounds in our pipeline. Based on the clinical profile to date, we believe that the oral formulations of bilastine, if approved by regulatory authorities, could generate more than $200 million dollars in peak sales in the $3 billion annual oral antihistamine market in the United States."

Dr. Francisco Quintanilla, Managing Director of FAES Farma, commented, "We are pleased to establish this partnership with Inspire, which will enable us to leverage the global opportunity for bilastine, an important compound that came from our internal research and development efforts. The allergy market in the United States represents a large and attractive revenue opportunity."

Bilastine is a new chemical entity (NCE) that is a non-sedating, highly selective H1-antihistamine with a U.S. composition of matter patent through 2017. FAES has assessed the efficacy, tolerability and safety of bilastine in the once-daily oral tablet formulation in multiple clinical trials, including two large, potentially pivotal Phase 3 seasonal allergic rhinitis trials in Europe that had positive outcomes. In these trials, bilastine appeared to have an attractive tolerability profile. Nearly 4,000 subjects have been studied in clinical trials to date. Multiple studies have been completed in the development of this compound, including standard toxicology, carcinogenicity, cardiac safety, and food and drug interaction studies. FAES announced the acceptance of an Investigational New Drug (IND) application by the U.S. Food and Drug Administration (FDA) in April 2006 and there is currently an ongoing thorough QT/QTc study in the United States, which is frequently recommended by the FDA for oral antihistamines to confirm the cardiac safety profile. The results of this study are expected to be reported in the second quarter of 2007.

Inspire expects to request a meeting with the Pulmonary division of the FDA to discuss various aspects of the program. Following this meeting, Inspire plans to provide an update on requirements for approval and target timing for a New Drug Application (NDA) filing. Inspire anticipates conducting at least one additional trial in the United States to broaden the experience with the compound and to enhance the competitive position of the potential product.

Under the terms of the agreement, Inspire granted to FAES a right of first negotiation for commercialization in Spain and Portugal of Inspire's cystic fibrosis development compound, denufosol tetrasodium, if Inspire chooses to out-license the cystic fibrosis product on a regional basis.

Inspire and FAES intend to enter into a supply agreement in which FAES will supply to Inspire the bulk bilastine as active pharmaceutical ingredient (API) for Inspire's use in manufacturing, developing and commercializing the bilastine compound in final form. The parties will initiate negotiations of a supply agreement in good faith promptly after the closing. The supply agreement will contain commercially reasonable, mutually acceptable supply terms and provisions typical of similar supply arrangements.

Inspire will discuss this new collaboration during a conference call scheduled for 10:00 am ET on November 1, 2006. To access the conference call, U.S. participants may call (888) 200-2794 and international participants may call (973) 935-8766. The conference ID number is 8040995. A live webcast and replay of the call will be available on Inspire's website at www.inspirepharm.com. A telephone replay of the conference call will be available until November 15, 2006. To access this replay, U.S. participants may call (877) 519-4471 and international participants may call (973) 341-3080. The conference ID number is 8040995.

About Rhinitis
Rhinitis is a condition that primarily results from exposure to allergens, either at specific times of the year (seasonal allergic rhinitis) or year-round (perennial allergic rhinitis), or from exposure to irritants, such as cigarette smoke or perfume. Symptoms most often include nasal congestion or stuffiness, rhinorrhea (runny nose) and nasal itching. In the United States, allergic rhinitis affects approximately 40 million people, according to the American Academy of Allergy, Asthma & Immunology. Annual sales of oral antihistamine products to treat allergic rhinitis are estimated by IMS Health to total more than $3 billion.

About Inspire
Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. The research and development programs of Inspire are driven by extensive scientific experience in the therapeutic areas of ophthalmology and respiratory/allergy, and supported by expertise in the field of P2 receptors. Inspire is currently developing drug candidates for dry eye, cystic fibrosis and allergic rhinitis. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye, ophthalmology products developed by Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. For more information, visit www.inspirepharm.com.

About FAES Farma
FAES Farma, founded in 1933, is a publicly traded Spanish pharmaceutical company, listed on the Madrid Stock Exchange (FAE), with market operations in Spain and Portugal and a staff of over 800 professionals. FAES Farma is a research-oriented company that develops, manufactures and distributes products focused in the strategic areas of central nervous system, respiratory, gastroenterology, cardiovascular, bone and metabolism. For more information, visit www.faes.es.

Forward-Looking Statements
The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. There can be no assurance that the various development and regulatory milestone events and other steps necessary for approval of an oral bilastine product will occur at any particular time or at all, including without limitation, the successful completion of the QT/QTc study, the outcomes of meetings with the FDA, or successful completion of any clinical trials. Even if the various milestone events or other steps are met, and product approval is received, significant near term revenues may not be achieved. Inspire may not be able to achieve peak sales of $200 million or more of oral formulations of bilastine. Furthermore, there can be no assurance that the supply agreement to be negotiated by the parties will be completed in a timely manner, if at all, or that the terms and conditions of such agreement will be deemed desirable. In additional, no assurance can be made as to the development or approval of any alternative formulations or line extensions. To date, there has not been any development of an ocular form of bilastine and no assurance can be made as to the timing or success of any possible development of an ocular form of bilastine. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, adverse developments in the QT/QTc study, FDA's acceptance of clinical data generated outside the United States, successful manufacture of bilastine, Inspire's ability to launch bilastine, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, dependence on development and commercial acceptance of bilastine, changes in the competition in the antihistamine market, general lack of experience in managed care and government contracting, the unpredictability of the duration and results of the FDA's review of regulatory submissions, changes in current and future pricing levels, changes in federal and state laws and regulations, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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Inspire Pharmaceuticals Contacts:
Jenny Kobin (Investors)
Inspire Pharmaceuticals, Inc.
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Dan Budwick (Media)
BMC Communications
(212) 477-9007, Extension 14

FAES Farma Contact:
Investor Relations
+34 901 120 362
ccionistas@faes.es